Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

NON-CUMULATIVE NON-VOTING PARTICIPATING PREFERRED STOCK, SERIES E

OF

CARVER BANCORP, INC.

Carver Bancorp, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the provisions of the Certificate of Incorporation and the Second Amended and Restated Bylaws of the Corporation and applicable law, at a meeting of the Board of Directors of the Corporation (the “Board of Directors”) duly called and held on January 28, 2021, the Board of Directors adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Non-Cumulative Non-Voting Participating Preferred Stock, Series E”:

“RESOLVED, that pursuant to the Delaware General Corporation Law and the Certificate of Incorporation and the Second Amended and Restated Bylaws of the Corporation, the Board of Directors hereby establishes a series of Preferred Stock, par value $0.01 per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1.    Designation. The distinctive serial designation of such series is “Non-Cumulative Non-Voting Participating Preferred Stock, Series E” (“Series E”). Each share of Series E shall be identical in all respects to every other share of Series E, except that shares of Series E issued after January 29, 2021 (the “Original Issue Date”) may only be issued on a Dividend Payment Date and shall accrue dividends from the date they are issued.

Section 2.    Number of Designated Shares. The number of designated shares of Series E shall initially be 3,300. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, excluding shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series E then outstanding) by the Board of Directors. Shares of Series E that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series E.

Section 3.    Definitions. As used herein with respect to Series E:

(a)    “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(b)    “Board of Directors” means the Board of Directors of the Corporation or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on the Series E or take other action relating to the Series E.

(c)    “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(d)    “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as it may be amended from time to time.

(e)    “Certificate of Designations” means this Certificate of Designations relating to the Series E, as it may be amended or supplemented from time to time.

(f)    “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(g)    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(h)    “Conversion” has the meaning set forth in Section 7(a).

(i)    “Conversion Date” has the meaning set forth in Section 7(a).

(j)    “Conversion Notice” has the meaning set forth in Section 7(b).

(k)    “Conversion Price” means, for each share of Series E, $7.96, subject to adjustment as set forth herein.

(l)    “Corporation” has the meaning set forth in the Preamble.

(m)  “Covered Repurchase” has the meaning set forth in Section 9(a)(iii).

(n)    “Current Market Price” per share of Common Stock, as of any date of determination, means the Fair Market Value of such share of Common Stock.

(o)    “Distribution Transaction” means any distribution of equity securities of a subsidiary of the Corporation to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

(p)    “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series E in the payment of current dividends.

(q)    “Dividend Payment Date” has the meaning set forth in Section 4(a).

(r)    “Exchange Property” has the meaning set forth in Section 10(a).

(s)    “Expiration Date” has the meaning set forth in Section 9(a)(iii).

(t)    “Fair Market Value” means, with respect to (i) cash, the amount of such cash; (ii) any security traded on any national securities exchange, the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Corporation) in respect of the ten (10) Trading Days preceding the date of determination; and (iii) any other security or property, the fair market value of such security or other property as reasonably determined in good faith by the Board of Directors after consultation with an Independent Financial Advisor.

(u)    “Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series E in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(v)    “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an affiliate of the Corporation or any holder of Series E.

(w)    “Liquidation Preference” has the meaning set forth in Section 5.

(x)    “Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series E in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(y)    “Original Issue Date” has the meaning set forth in Section 1.

(z)    “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

(aa)    “Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(bb)    “Reference Package” means the number of shares of Common Stock equal to the quotient of (A) the Stated Amount divided by (B) the Conversion Price.

(cc)    “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series E, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series E, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Stated Amount of $1,000 per share of Series E then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series E is outstanding.

(dd)    “Reorganization Event” has the meaning set forth in Section 10(a)(iii).

(ee)    “Series E” has the meaning set forth in Section 1.

(ff)    “Stated Amount” means, in respect of Series E, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(gg)    “Transferring Holder” has the meaning set forth in Section 7(a).

(hh)    “Transferee Holder” has the meaning set forth in Section 7(b)(i).

Section 4.    Dividends.

(a)    Rate. Holders of Series E shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, noncumulative cash dividends on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock or any other Junior Stock) are payable on or in respect of Common Stock comprising part of the Reference Package (such date, a “Dividend Payment Date”), in an amount per whole share of the Series E equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock or any other Junior Stock) that would be payable on such date to a holder of the Reference Package, to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series E.

(b)    Dividends Noncumulative. Dividends on shares of Series E shall not be cumulative. Holders of Series E shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of the Series E shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series E as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(c)    Priority of Dividends. So long as any share of Series E remains outstanding,

(i)    no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on the Common Stock unless dividends on all outstanding shares of Series E for the corresponding dividend payment date have been declared in full;

(ii)    no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be paid on the Common Stock unless dividends on all outstanding shares of Series E for the corresponding dividend payment date have been paid in full;

(iii)    no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on any Junior Stock other than the Common Stock unless dividends on all outstanding shares of Series E have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter; and

(iv)    if full dividends are not paid on the Series E or any Dividend Parity Stock, then all dividends declared upon shares of Series E and all Dividend Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends accrued per share on the shares of Series E and all Dividend Parity Stock bear to each other.

As used in this Section 4(c), “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series E or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and the Series E for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series E.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock other than the Common Stock from time to time out of any funds legally available therefor, and the shares of Series E shall not be entitled to participate in any such dividend.

(d)    Redemption and Repurchase of Dividend Parity Stock and Junior Stock. So long as any share of Series E remains outstanding, unless dividends on all outstanding shares of Series E have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter, no monies may be paid or made available for a sinking fund for the redemption or retirement of Dividend Parity Stock or Junior Stock, nor shall any shares of Dividend Parity Stock or Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(i)    as a result of (x) a reclassification of Dividend Parity Stock or Junior Stock, or (y) the exchange or conversion of one share of Dividend Parity Stock or Junior Stock for or into another share of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series E in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(ii)    through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series E in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(iii)    repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan; or

(iv)    any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan.

Section 5.    Liquidation Rights.

(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series E will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidation Preference”).

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series E and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series E and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series E and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series E means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series E and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series E receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.    Redemption

(a)    Optional Redemption. The Series E is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series E (i) in whole or in part, from time to time, on any date on or after January 29, 2026, or (ii) in whole but not in part at any time within ninety (90) days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the Stated Amount, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series E shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series E are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Payment Date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series E without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b)    No Sinking Fund. The Series E will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series E will have no right to require redemption of any shares of Series E.

(c)    Notice of Redemption. Notice of every redemption of shares of Series E shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E. Notwithstanding the foregoing, if the Series E or any depositary shares representing interests in the Series E are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series E at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series E to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d)    Partial Redemption. In case of any redemption of only part of the shares of Series E at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series E in proportion to the number of shares of Series E held by such holders or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series E shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series E and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)    Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series E are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.    Conversion Upon Certain Transfers.

(a)    General. Subject to Section 10, upon the completion of any of the following transfers of shares of Series E, if the holder of the shares of Series E effecting such transfer (the “Transferring Holder”) has provided to the Corporation a Conversion Notice by no later than five (5) Business Days prior to the completion of such transfer, each such transferred share of Series E shall be converted (a “Conversion”) into (i) the number of shares of Common Stock equal to the quotient of (A) the Stated Amount with respect to such share of Series E as of the date of such transfer and the related Conversion (the “Conversion Date”) divided by (B) the Conversion Price of such share in effect as of the Conversion Date plus (ii) cash in lieu of fraction shares in accordance with Section 8(d):

(i)    transfer of shares of Series E in a widespread public distribution;

(ii)    transfer of shares of Series E in which the transferee is the Corporation;

(iii)    transfer of shares of Series E in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of voting securities of the Corporation; or

(iv)    transfer of shares of Series E then outstanding to a transferee that would control more than fifty percent (50%) of every class of voting securities of the Corporation without any transfer from the holder of such shares of Series E;

provided, that in no event shall the number of such shares of Common Stock, taken together with any other Voting Securities and Nonvoting Securities (each as defined in 12 C.F.R. § 225.2(q)(1)) owned by a holder of the Series E, exceed 33.3% of the total issued and outstanding equity of the Corporation.

(b)    Notice of Conversion Event. No later than five (5) Business Days prior to the completion of any of the transfers described in Section 7(a), the Transferring Holder may elect, in its sole discretion, to effect a Conversion of the transferred shares of Series E by providing notice of such transfer and the related Conversion to the Corporation (the “Conversion Notice”). The Conversion Notice shall include:

(i)    a description of the transfer, including whether the transfer and related Conversion will be effected pursuant to Section 7(a), the identity of the transferee(s) (each, a “Transferee Holder”) and any other information necessary for the Corporation to determine whether the transfer and the related Conversion meets the requirements of Section 7(a), as applicable;

(ii)    the name of the Transferee Holder(s) in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series E should be registered or paid, and the manner in which such shares, and cash, if applicable, should be delivered;

(iii)    the Conversion Date; and

(iv)    the Conversion Price as in effect on the Conversion Date, the number of shares of Series E to be transferred by the Transferring Holder, and the number of shares of Common Stock to be issued to the transferee upon conversion of each such share of Series E.

Section 8.    Conversion Procedures and Effect of Conversion.

(a)    Conversion Procedure. In order for a Transferee Holder to receive shares of Common Stock upon a Conversion, the Transferring Holder and Transferee Holder must do each of the following:

(i)    deliver to the Corporation or its agent the certificate or certificates (if any) representing the shares of Series E to be converted;

(ii)    if required, furnish appropriate endorsements and transfer documents; and

(iii)    if required, pay any stock transfer, documentary, stamp or similar taxes.

The Conversion Notice may specify, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Corporation or certificated form. If no such notice is delivered, the Transferee Holder shall be deemed to have chosen delivery in book-entry form.

(b)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series E, dividends shall no longer accrue or be declared on any such shares of Series E, and such shares of Series E shall cease to be outstanding.

(c)    Partial Conversion. In case any certificate for shares of Series E shall be surrendered for partial conversion, the Corporation shall, at its expense, execute and deliver to or upon the written order of the holder of the certificate so surrendered a new certificate for the shares of Series E not converted.

(d)    Fractional Shares. No fractional shares of Common Stock will be delivered to a Transferee Holder upon a Conversion. In lieu of fractional shares otherwise issuable, a Transferee Holder will be entitled to receive, at the Corporation’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Conversion Price as of the Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Transferee Holder upon a Conversion, such determination shall be based on the aggregate number of shares of Series E to be transferred to such Transferee Holder that are being converted and/or issued on any single Conversion Date.

Section 9.    Anti-Dilution Adjustments.

(a)    Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Price if holders of the Series E participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series E, in any transaction described in this Section 9(a) without having to convert their shares of Series E, as if they held a number of shares of Common Stock issuable to such holder at the Conversion Price:

(i)    The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (CS0 / CS1)

CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution, or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification

CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution, or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification

CS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) if there is no Record Date, the effective date of such subdivision, combination or reclassification

CS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such subdivision, combination or reclassification

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or if there is no Record Date, the effective date of such subdivision, combination or reclassification. If any such event is announced or authorized or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been authorized or declared.

(ii)    The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock, at a price per share that is less than the Current Market Price as of immediately prior to the close of business on (A) the Record Date for such dividend, distribution or issuance or (B) if there is no Record Date, the effective date of such dividend, distribution or issuance, in which event the Conversion Price will be decreased based on the following formula:

CP1 = CP0 x (CS0+Y) / (CS0+X)

CP0 = the Conversion Price in effect immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance

CP1 = the new Conversion Price in effect immediately following the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance

CS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = the number equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of immediately prior to the close of business on (1) the Record Date for such dividend, distribution or issuance, or (2) if there is no Record Date, the effective date of such dividend, distribution or issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance, or if there is no Record Date, on the effective date of such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been authorized or declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)    The Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 9(a)(v)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the Current Market Price on the day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Price shall be adjusted based on the following formula, provided that in no event will the Conversion Price be increased pursuant to this Section 9(a)(iii):

CP1 = CP0 x (SP1 x CS0) / [(FMV + (SP1 x CS1))]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Expiration Date

CP1 = the new Conversion Price in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through such Covered Repurchase, as of the Expiration Date

CS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or immediately prior to any shares being otherwise acquired through such Covered Repurchase

CS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the Current Market Price on the day next succeeding the date such tender or exchange offer expires

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 9(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 9(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(a)(iii).

In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)    The Corporation shall, by dividend or otherwise, distribute to holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 9(a)(i) or Section 9(a)(ii) hereof and (B) Distribution Transactions as to which Section 9(a)(v) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0—FMV) / SP0]

CP0 = the Conversion Price in effect immediately prior to the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution

CP1 = the new Conversion Price in effect immediately after the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series E on the date the applicable Distributed Property is distributed to holders of Common Stock in respect of each share of Series E held by such holder the amount of Distributed Property such holder would have received had such holder owned the number of shares of Common Stock issuable to such holder at the Conversion Price.

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on (1) the Record Date for such dividend or distribution, or (2) if there is no Record Date, the effective date of such dividend or distribution. If any such dividend or distribution is authorized or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution shall not occur, to the Conversion Price that would then be in effect if such dividend or distribution had not been authorized or declared.

(v)    The Corporation effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the FMV of the shares of the capital stock or other interests distributed to holders of Common Stock on the effective date of the Distribution Transaction

MP0 = the Current Market Price on the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Price is required under this Section 9(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 9(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 9(a)(v).

(b)    Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Corporation to the nearest 1/100th a cent and all conversions based thereon shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or decrease to the Conversion Price of at least $0.0100; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than $0.0100 that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c)    When No Adjustment is Required.

(i)    Except as otherwise provided in this Section 9, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock, including but not limited to (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries or of any employee agreements or arrangements or programs; (C) the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series E;

(ii)    Except as otherwise provided in this Section 9, no adjustment to the Conversion Price will be made upon a change in the par value of the Common Stock.

(d)    Successive Adjustments. After an adjustment to the Conversion Price under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Price as so adjusted.

(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 9 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 9 is applicable to a single event, the subsection that produces the largest adjustment shall be applied.

(f)    Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 9, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)    compute the adjusted applicable Conversion Price in accordance with this Section 9; and

(ii)    provide a written notice to the holders of Series E of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

Section 10.    Adjustment for Reorganization Events.

(a)    Reorganization Events. In the event of:

(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person pursuant to which the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities (any such event specified in this Section 10(a), a “Reorganization Event”), each share of Series E outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series E, remain outstanding but shall become convertible for purposes of Section 7 into, out of funds legally available therefor, the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate thereof (such securities, cash, and other property, the “Exchange Property”). If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held by a Person (other than the counterparty to the Reorganization Event or an affiliate thereof) immediately prior to such Reorganization Event, then for purposes of this Section 10(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)    Applicable Conversion Price. On each Conversion Date following a Reorganization Event, the amount of Exchange Property receivable upon conversion of a share of Series E in accordance with Section 7 shall be equal to (i) the Exchange Property that would have been received in any Reorganization Events preceding such Conversion Date by a holder of shares of Common Stock equal to the quotient of (A) the Stated Amount with respect to such share of Series E as of the Conversion Date divided by (B) the Conversion Price of such share of Series E in effect as of the Conversion Date, plus (ii) cash in lieu of any fractional shares in accordance with Section 8(d) and cash in lieu of fractions of any other property (other than cash) that may not by its nature be divided into fractions thereof.

(c)    Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any shares of capital stock of the Corporation (or any successor) received by holders of the Common Stock in any such Reorganization Event.

(d)    Reorganization Event Notice. The Corporation shall, no less than 20 days prior to the anticipated effective date of any Reorganization Event, provide written notice to holders of Series E of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(e)    Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of Series E into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of Series E into capital stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 11.    Voting Rights.

(a)    General. The holders of Series E will have no voting rights except as set forth below or as otherwise from to time required by law.

(b)    Other Voting Rights. So long as any shares of Series E are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series E at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i)    Authorization of Series E. Any increase or decrease in the authorized number of shares of Series E or issuance of shares of Series E after the Original Issue Date;

(ii)    Amendment of Certificate of Incorporation or Bylaws. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation that would adversely affect the voting powers, preferences, privileges or special rights of the Series E; provided, however, that the amendment of the Certificate of Incorporation to authorize or create, or to increase the authorized amount of, any Junior Stock or any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock or other series of Preferred Stock ranking equally with the Series E with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences, privileges or special rights of the Series E;

(iii)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or Bylaws to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to Series E in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iv)    Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series E, (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of Series E remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series E are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights (including conversion rights), preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights (including conversion rights), preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series E immediately prior to such consummation, taken as a whole.

Section 12.    Notices. All notices or communications in respect of the Series E shall be in writing and, unless otherwise specified herein, shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at 75 West 125th Street, NY, NY 10027 (Attention: Chief Executive Officer), (ii) if to any holder of Series E, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 13.    Other Rights. The shares of Series E will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of Series E shall not have any preemptive rights or, except as provided in Section 7, conversion rights.

Section 14.    Certificates.

(a)    Uncertificated Shares. The Corporation may at its option issue shares of Series E without certificates.

(b)    Replacement Certificates. If physical certificates evidencing the Series E are issued, the Corporation shall replace any mutilated certificate of a holder of Series E at such holder’s expense upon surrender of that certificate to the transfer agent. The Corporation shall replace certificates that become destroyed, stolen or lost at such holder’s expense upon delivery to the Corporation and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and the Corporation.

Section 15.    Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 14 of this Certificate of Designations shall be included in Article IV of the Certificate of Incorporation under the heading “Non-Cumulative Non-Voting Participating Preferred Stock, Series E” and this Section 15 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 14 may be changed for convenience of reference or for any other proper purpose.”

[Signature Page Follows]

IN WITNESS WHEREOF, Carver Bancorp, Inc. has caused this Certificate of Designations to be signed by Michael T. Pugh, its President and Chief Executive Officer, this 28th day of January, 2021.

CARVER BANCORP, INC.

By:	/s/ Michael T. Pugh
	Name:	Michael T. Pugh
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]